Exhibit 99.1

Foghorn Therapeutics Provides Second Quarter 2026 Financial and Corporate Update
- FHD-909 (LY4050784) Phase 1 dose-escalation trial advancing as planned with non-small cell lung cancer (NSCLC) as the primary target population

- Selective EP300 degraders with potential to treat multiple myeloma and other hematological malignancies advancing; IND targeted in 2027

- Accelerating a novel oral small molecule in immunology and inflammation toward IND in 2027

- Strong balance sheet with cash, cash equivalents, and marketable securities of approximately
$168 million; cash runway into the first half of 2028

WATERTOWN, Mass. -- (GLOBE NEWSWIRE) – August 6, 2026 -- Foghorn® Therapeutics Inc. (Nasdaq: FHTX), a clinical-stage biotechnology company pioneering a new class of medicines that treat serious diseases by correcting abnormal gene expression, today provided a financial and corporate update in conjunction with the Company’s 10-Q filing for the second quarter ended June 30, 2026. With an initial focus in oncology, Foghorn’s Gene Traffic Control® Platform and resulting broad pipeline have the potential to transform the lives of people suffering from a wide spectrum of diseases.
“Our FHD-909 trial in collaboration with Lilly continues to advance through dose escalation, with an initial focus on SMARCA4-mutant NSCLC, a setting where effective treatment options remain limited and outcomes poor,” said Adrian Gottschalk, President and Chief Executive Officer of Foghorn Therapeutics.
Mr. Gottschalk continued, “We are excited to advance our wholly-owned pipeline toward the clinic. Beyond oncology, we are now extending the reach of our platform with an undisclosed program in immunology and inflammation. We are targeting an IND in 2027 for this asset, underscoring the breadth of our platform and demonstrating its potential across multiple therapeutic areas. In oncology, our Selective EP300 degrader program in multiple myeloma has shown improved safety and efficacy versus clinical benchmarks, while our Selective CBP degrader, FHT-171, has demonstrated strong anti-tumor activity and tolerability in heavily pretreated ER+ breast cancer models. Together, these programs reflect the significant opportunity we see to expand our pipeline and create value across multiple therapeutic areas.”
Program Overview and Upcoming Milestones
FHD-909 (LY4050784). FHD-909 is a first-in-class oral SMARCA2 selective inhibitor that has demonstrated in preclinical studies to have high selectivity over its closely-related paralog SMARCA4, two proteins that are the catalytic engines across all forms of the BAF complex. Selectively blocking SMARCA2 activity is a promising synthetic lethal strategy intended to induce tumor death while sparing healthy cells. SMARCA4 is mutated in up to 10% of NSCLC and implicated in a significant number of solid tumors. Across lines of therapy, significant unmet needs remain for patients with SMARCA4 (BRG1)-mutant cancers with both poor response rates and short progression-free survival.
•Phase 1 trial on track. Enrollment in the first-in-human Phase 1 multi-center trial of FHD-909 is progressing well. The trial in patients with NSCLC as the primary target population is on track, following the dosing of the first patient in October 2024.

•Robust and durable preclinical data for FHD-909 plus anti-PD-1 antibody. Preclinical data have demonstrated complete tumor regression in syngeneic efficacy models of FHD-909 in combination with an anti-PD-1 antibody, with no tumor regrowth observed after dosing was halted. An immune memory effect was further supported by tumor rejection upon rechallenge in treated animals.
•Pending successful Phase 1 dose escalation results, Foghorn and Lilly anticipate evaluating FHD-909 in combination studies in NSCLC with pembrolizumab.
Ongoing strategic collaboration with Lilly. Foghorn is collaborating with Lilly to develop novel oncology medicines, including a 50/50 U.S. co-development and co-commercialization agreement for its selective SMARCA2 oncology program that includes both a selective inhibitor and a selective degrader, as well as an additional undisclosed oncology target. The collaboration, the research term of which will expire in December 2026, also includes three discovery programs from Foghorn’s proprietary Gene Traffic Control® platform.

I&I Novel Oral Small Molecule. Foghorn is advancing a novel oral small molecule in immunology and inflammation (I&I).
•IND targeted in 2027.

Selective EP300 degrader program. These degraders are being developed for the treatment of hematological malignancies and prostate cancer. Attempts to selectively drug EP300 have been challenging due to the high level of similarity between EP300 and CBP, while dual inhibition of CBP/EP300 has been associated with dose limiting toxicities. EP300 lineage dependencies are established in multiple myeloma (MM) and diffuse large b-cell lymphoma (DLBCL).
•EP300 degrader program outperforms clinical benchmark. Preclinical data highlight the therapeutic potential in multiple myeloma, including superior anti-tumor activity with complete responses, compared to clinical benchmark dual CBP/EP300 inhibitor inobrodib, superior safety by body weight loss and platelet counts over dual degradation, and tumor regression in a multiple myeloma xenograft model of acquired pomalidomide resistance.
•IND targeted in 2027, with a focus in MM and DLBCL.

Selective CBP degrader program. These degraders selectively target CBP, an acetyltransferase closely related to EP300. CBP lineage dependencies are established in several cancers, including breast cancer, and there is also a synthetic relationship in EP300-mutated cancers, which include endometrial, cervical, ovarian, bladder, and colorectal cancer. Attempts to selectively drug CBP have been challenging due to the high level of similarity between the two proteins, while dual inhibition of CBP/EP300 has been associated with dose-limiting toxicities.
•CBPd-171 shows strong therapeutic potential in ER+ breast cancer. Preclinical data for our lead Selective CBP degrader, CBPd-171, highlighted strong anti-tumor activity as a monotherapy in PDX models of heavily pretreated ER+ breast cancer, favorable preclinical in vivo tolerability profile, and high selectivity and potent CBP degradation with clear on-target transcriptional effects. We have developed a long-acting injectable (LAI) formulation for weekly subcutaneous administration to support convenient and patient-friendly dosing.
•The CBPd-171 timeline has been delayed due to an unexpected operational issue at a third-party contract research organization supporting the in vivo animal models. The Company will provide updated guidance once available.

Selective ARID1B degrader program. These degraders selectively target and degrade ARID1B and are being positioned as synthetic lethal opportunities for ARID1A-mutated cancers. ARID1A is the most mutated subunit in the BAF complex and amongst the most mutated proteins in cancer. These mutations lead to a dependency on ARID1B in several types of cancer, including endometrial, gastric, bladder and NSCLC. Attempts to selectively drug ARID1B have been challenging because of the high degree of similarity between ARID1A and ARID1B and the fact that ARID1B has no enzymatic activity to target. ARID1B is a major synthetic lethal target implicated in up to 5% of all solid tumors.
•First-in-class Selective ARID1B degrader program. Robust degradation with potential for oral bioavailability demonstrated preclinically across our cereblon-based Selective ARID1B degraders. Foghorn is developing cereblon-based bifunctional degraders achieving selective degradation of ARID1B and modulation of downstream target genes consistent with ARID1B pathway disruption.

Platform. Foghorn continues to advance its chromatin biology and degrader platform with investments in molecular glues, RIPTACs and induced proximity.
Second Quarter 2026 Financial Highlights
•Collaboration Revenue. Collaboration revenue was $16.1 million for the three months ended June 30, 2026, compared to $7.6 million for the three months ended June 30, 2025. The $8.5 million increase was driven by a $14.2 million cumulative catch-up adjustment to reflect updated future costs primarily due to the scheduled expiration of the research term in December 2026 partially offset by the timing of work performed under the Lilly Collaboration Agreement.

•Research and Development Expenses. Research and development expenses were $18.5 million for the three months ended June 30, 2026, compared to $21.8 million for the three months ended June 30, 2025. The $3.3 million decrease is attributed to a decrease in Lilly-partnered program costs, decreases in facilities and IT-related expenses, a decrease in FHD-286 costs, and decreases in personnel-related costs partially offset by an increase in early development and other external costs.

•General and Administrative Expenses. General and administrative expenses were $6.4 million for the three months ended June 30, 2026, compared to $6.9 million for the three months ended June 30, 2025. This $0.5 million decrease was primarily due to lower facilities and IT-related expenses.

•Net Loss. Net loss was $7.2 million for the three months ended June 30, 2026, compared to a net loss of $17.9 million for the three months ended June 30, 2025.

•Cash, Cash Equivalents, and Marketable Securities. As of June 30, 2026, the Company had $167.6 million in cash, cash equivalents, and marketable securities, providing cash runway into the first half of 2028.

About FHD-909
FHD-909 (LY4050784) is a potent, first-in-class, allosteric, and orally available small molecule that selectively inhibits the ATPase activity of SMARCA2 (BRM) over its closely related paralog SMARCA4 (BRG1), two proteins that are the catalytic engines across all forms of the BAF complex, one of the key regulators of the chromatin regulatory system. In preclinical studies, tumors with mutations in SMARCA4 rely on SMARCA2 for their survival. FHD-909 has shown significant anti-tumor activity across multiple SMARCA4-mutant lung tumor models.

About Foghorn Therapeutics
Foghorn® Therapeutics is discovering and developing a novel class of medicines targeting genetically determined dependencies within the chromatin regulatory system. Through its proprietary scalable Gene Traffic Control® platform, Foghorn is systematically studying, identifying, and validating potential drug targets within the chromatin regulatory system. The Company is developing product candidates in oncology and in immunology & inflammation. Visit our website at www.foghorntx.com for more information on the Company, and follow us on X and LinkedIn.
Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements include statements regarding the Company’s clinical and preclinical programs, including the ongoing Phase 1 trial evaluating FHD-909 in SMARCA4-mutated cancers, selective CBP and selective EP300 degrader programs, selective ARID1B degrader program, the novel oral small molecule in immunology and inflammation, and other preclinical product candidates, expected timing of clinical data, expected cash runway, expected timing of regulatory filings, and research efforts and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks relating to our clinical trials and other factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made.

Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$167,582	$158,894
All other assets	35,811	39,209
Total assets	$203,393	$198,103
Deferred revenue, total	$229,815	$249,154
All other liabilities	54,619	57,449
Total liabilities	$284,434	$306,603
Total stockholders’ deficit	$(81,041)	$(108,500)
Total liabilities and stockholders’ deficit	$203,393	$198,103

Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended June 30,
	2026	2025
Collaboration revenue	$16,072	$7,557
Operating expenses:
Research and development	18,523	21,792
General and administrative	6,354	6,862
Total operating expenses	$24,877	$28,654
Loss from operations	$(8,805)	$(21,097)
Total other income, net	$1,614	$3,161
Net loss	$(7,191)	$(17,936)
Net loss per share attributable to common stockholders—basic and diluted	(0.10)	(0.28)
Weighted average common shares outstanding—basic and diluted	70,629,419	62,978,219

Contact:
Karin Hellsvik, Foghorn Therapeutics Inc.
khellsvik@foghorntx.com